SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF

CINTAS CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Cintas Corporation. The business address of each director and executive officer of Cintas Corporation is 6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio.

Name	Present Principal Occupation or Employment	Citizenship

Scott D. Farmer (Director)	Executive Chairman of the Board, Cintas Corporation Cincinnati, OH	United States
Todd M. Schneider (Director)	President and Chief Executive Officer, Cintas Corporation Cincinnati, OH	United States
Melanie W. Barstad (Director)	Director, Cintas Corporation Cincinnati, OH	United States
Beverly K. Carmichael (Director)	Director, Cintas Corporation Cincinnati, OH	United States
Karen L. Carnahan (Director)	Director, Cintas Corporation Cincinnati, OH	United States
Robert E. Coletti (Director)	Director, Cintas Corporation Cincinnati, OH	United States
Martin Mucci (Director)	Director, Cintas Corporation Cincinnati, OH	United States
Joseph Scaminace (Director)	Lead Director, Cintas Corporation Cincinnati, OH	United States
Ronald W. Tysoe (Director)	Director, Cintas Corporation Cincinnati, OH	United States
James N. Rozakis	Executive Vice President and Chief Operating Officer, Cintas Corporation Cincinnati, OH	United States
D. Brock Denton	Senior Vice President, Secretary and General Counsel, Cintas Corporation Cincinnati, OH	United States
Scott A. Garula	Executive Vice President and Chief Financial Officer, Cintas Corporation Cincinnati, OH	United States